Exhibit 3.120(a)

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CSC-Lawyers Incorporating Service

601 Abbott Road

East Lansing, MI  48823

RESTATED ARTICLES OF INCORPORATION

OF

OAK POINTE COUNTRY CLUB, INC.

Oak Pointe Country Club, Inc., for the purposes of amending and restating its Articles of Incorporation, pursuant to Section 641 of the Business Corporation Act of the State of Michigan, hereby executes these Restated Articles of Incorporation:

1.                                       The present name of the corporation is Oak Pointe Country Club, Inc.

2.                                       The identification number assigned by the Bureau is 399319.

3.                                       The Corporation does not have any former names.

4.                                       The date of filing the original Articles of Incorporation was January 2, 1992.

The following Restated Articles of Incorporation supersede the Articles of Incorporation as amended and shall be the Articles of Incorporation for the corporation:

FIRST.  The name of the corporation is Oak Pointe Country Club, Inc. (the “Corporation”).

SECOND.  The address of the Corporation’s registered office in the State of Michigan is 601 Abbott Road in the City of East Lansing, County of Ingham, 48823.  The name of its registered agent at such address is CSC-Lawyers Incorporating Service (Company).

THIRD.   The Corporation has been formed for the following purposes:

(a)                                  to own that certain parcel of real property, together with all improvements located thereon, currently known as the Oak Pointe Country Club, in the City of Brighton, State of Michigan (the “Property”) and to operate or cause the Property to be operated;

(b)                                 to engage in any activities necessary to purchase, acquire, own, hold, sell, endorse, transfer, assign, pledge, lease, mortgage and finance the Property including, without limitation, the grant of a security interest in or mortgage on such Property;

(c)                                  to engage in any activities necessary to hold, receive, exchange, otherwise dispose of and otherwise deal in and exercise all rights, powers, privileges, and all other incidents of ownerships or possession with respect to all of the Corporation’s property;

(d)                                 to engage in any activities necessary to authorize, execute and deliver any agreement, notice or document in connection with the activities described above, including the filing of any notices, applications and other documents necessary or advisable to comply with any applicable laws, statutes, rules and regulations; and

(e)                                  to engage in any lawful activities and to exercise such powers permitted to corporations under the Business Corporation Act of the State of Michigan.

FOURTH.  The total number of shares of stock which the Corporation shall have authority to issue is 1,000.  All such shares are to be Common Stock, and are to be of one class.

FIFTH.  Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

SIXTH.

(a)                                  The business and affairs of the Corporation shall be managed by or under the direction of the Corporation’s Board of Directors.

(b)                                 The number of directors of the Corporation shall be as from time to time fixed by the Corporation’s Board of Directors, or in any other manner provided in the By-Laws of the Corporation.

SEVENTH.  In furtherance and not in limitation of the powers conferred by the laws of the State of Michigan, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the By-Laws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any By-Law whether adopted by them or otherwise.

EIGHTH.   The Corporation shall respect and appropriately document the separate and independent nature of its activities, as compared with those of any other person or entity, take all reasonable steps to continue its identity as a separate legal entity, and make it apparent to third persons that the Corporation is an entity with assets and liabilities distinct from those of any other person or entity.

NINTH.  Reserved

TENTH.  A director of the Corporation shall not be liable to the Corporation or its shareholders for money damages for any action taken or any failure to take any action as a director, except for liability for any of the following:  (i) the amount of a financial benefit received by a director to which he or she is not entitled; (ii) intentional infliction of harm on the Corporation or the shareholders; (iii) a violation of Section 551 of the Business Corporation Act of Michigan; or (iv) an intentional criminal act.  If the Business Corporation Act of Michigan is amended after the date of these Restated Articles of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Business Corporation Act of Michigan, as so amended.  Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

ELEVENTH.  The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in these Articles of Incorporation, and other provisions authorized by the laws of the State of Michigan at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to these Articles of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.  TWELFTH.  Reserved.

THIRTEENTH.  The Corporation shall not, without the unanimous vote of the entire Board of Directors without any vacancies, institute proceedings to be adjudicated bankrupt or insolvent; or consent to the institution of bankruptcy or insolvency proceedings against it; or file a petition seeking, or seek or consent to, reorganization or relief under any applicable federal or state law relating to bankruptcy; or consent to the appointment of a receiver, liquidator, assignee, trustee, to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of this Corporation or a substantial part of its property; or make any assignment for the benefit of creditors; or admit in writing its inability to pay its debts generally as they become due; or take any corporate action in furtherance of any such action; or take or consent to any of the foregoing actions with respect to any subsidiary of the Corporation.

FOURTEENTH.  Any action required or permitted by the Michigan Business Corporation Act to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted.  A written consent shall bear the date of signature of the shareholder who signs the consent.  Written consents are not effective to take corporate action unless within 60 days after the record date for determining shareholders entitled to express consent to or to dissent from a proposal without a meeting, written consents dated not more than 10 days before the record date and signed by a sufficient number of shareholders to take the action are delivered to the Corporation.  Delivery shall be to the Corporation’s registered office, its principal place of business, or an officer or agent of the Corporation having custody of the minutes of the proceedings of its shareholders.  Delivery made to a Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

Prompt notice of the taking of the corporate action without a meeting by less than unanimous consent shall be given to shareholders who would have been entitled to notice of the shareholder meeting if the action had been taken at a meeting and who have not consented to the action in writing.  An electronic transmission consenting to an action must comply with Section 407(3) of the Michigan Business Corporation Act.

FIFTEENTH:  These Restated Articles of Incorporation were duly adopted on the 9th day of November, 2010, in accordance with the provisions of Section 642 of the Michigan Business Corporation Act and were duly adopted by the written consent of all the shareholders entitled to vote in accordance with Section 407(2) of the Michigan Business Corporation Act.

Signed this 10th day of November, 2010.

OAK POINTE COUNTRY CLUB, INC.

	By	/s/ Ingrid Keiser
Name: Ingrid Keiser
Its: Secretary

Name of person or organization remitting fees:	Preparer’s name and business telephone number:

Corporation Service Company	Justin L. Moon
(206) 359-8000